EXHIBIT 99.1

Inuvo Reports 2011 Second Quarter Financial Results; Hosts Conference Call Today

CLEARWATER, FL – August 10, 2011 – Inuvo®, Inc. (NYSE Amex: INUV), an online technology and services company, announced today revenue of $9.2 million for the second quarter ending June 30, 2011.

Second Quarter Financial Highlights:

●	Web Properties segment reported an 18% increase of revenue to $3.3 million in the second quarter of 2011.
●	BargainMatch™ revenue increased 52% over last year to $1.5 million.
●	Yellowise® had revenue of $1.1 million in the second quarter.
●	Gross Margin was 44.7% compared to 36.9% for the same quarter last year.

“We experienced volatility in the second quarter resulting principally from the platform migration from Yahoo to Bing that started in the fourth quarter of 2010,” commented Richard K. Howe, Inuvo’s CEO. “This appears to be stabilizing and we are back on our mission to expand the business into higher growth and valuation markets as evidenced by the launch of three new products over the last two months.  Despite the volatility in the quarter, revenue in the first half of 2011 was $21 million, up $302,000 over 2010.”

Recent Operational Highlights

●
Announced entrance into the daily deals market with the launch of Kowabunga®, “More Deals, More Places” (www.kowabunga.com). Kowabunga will offer consumers local and national deals on restaurants, recreation, health and beauty, pet supplies, etc.  The site will launch with an inventory of over 900 deals across most major U.S. markets.

●
Launched the BargainMatch consumer browser extension for Mozilla Firefox and Internet Explorer® browsers.  BargainMatch is an Inuvo application that allows website publishers to integrate a private-label shopping experience directly into their website to build loyalty, drive traffic, or support a not-for-profit cause.

●
Introduced its latest BargainMatch private-labeled shopping portal with partner Vertro™, Inc. (NASDAQ: VTRO), owner and operator of the ALOT product portfolio.  ALOT Rewards brings the BargainMatch comparison-shopping and cash-back experience to ALOT users, paying them up to 30 percent cash back on every purchase made at over 1,700 online retailers.

●
Announced its baby products eCommerce site, Kidzadu™ (www.kidzadu.com), and recently completed the second phase of the site by adding a consumer credit facility allowing pre-approved consumers to get instant credit to make purchases on the site. Through its fulfillment partner, the Kidzadu website now has over 3,000 SKUs in the baby and infant products category. Inuvo has oriented the product mix towards the bigger expense items, like baby furniture, car seats and strollers and the product range covers most non-consumable categories.

Three Month Financial Results for the Period Ended June 30, 2011

Inuvo reported today revenue of $9.2 million for the quarter ended June 30, 2011, a $2.2 million decrease from the same quarter last year.  Gross profit decreased $85,000 in the second quarter to $4.1 million compared to $4.2 million in the same quarter last year, though gross margins increased to 45% from 37% in the same quarter last year. The decrease in gross profit is due to lower revenue in the search marketing and telemarketing businesses.

The net loss for the quarter ended June 30, 2011 was $1.8 million compared to a net loss of $1.1 million for the same period last year. The current year net loss includes a one-time $340,000 fee and a $100,745 write off of a note receivable, both related to the termination of an outsourced telemarketing contract.

Adjusted EBITDA, a non-GAAP measure was a loss of $333,010 in the second quarter of 2011 compared to a positive $496,848 in the same quarter last year. Adjusted EBITDA, net of these one-time charges was a positive $107,735 in the quarter.

In June 2011, the Company raised $2.7 million with the sale of 1,350,000 shares of its common stock and warrants to buy an additional 675,000 shares of common stock at $2.20. The proceeds are being used for ongoing working capital.

Six Month Financial Results for the Period Ended June 30, 2011

For the six months ended June 30, 2011, Inuvo reported revenue of $21 million, a $302,000 increase from the same period last year.  Gross profit increased $1.8 million this year compared to $9.5 million compared to $7.8 in the same period last year. Gross margins increased to 45% from 38% in the same period last year. The increase in gross profit is due primarily to directing consumers to our owned and operated properties.

The net loss from continuing operations for the six months ended June 30, 2011 was $3.5 million compared to a net loss of $3.1 million for the same period last year. The current year net loss includes several one-time charges; $374,800 for settlement of litigation, and a $340,000 fee and a $101,745 write off of a note receivable, both related to the termination of an outsourced telemarketing contract.

Adjusted EBITDA, a non-GAAP measure was a loss of $131,021 in the six month period of 2011 compared to a positive $136,998 in the same period last year. The adjusted EBITDA for the six month period of 2011, net of one-time charges was a positive $684,524.

Conference Call Information

The Company will host a conference call today, Wednesday, August 10, 2011 at 4:30 p.m. Eastern Time.

Participants can access the call by dialing 888-669-0684 (domestic) or 201-604-0469 (international). In addition, the call will be webcast on the Investor Relations section of the Company's website at www.inuvo.com where it will also be archived for 45 days. A telephone replay will be available through Wednesday, August 24, 2011.

To access the replay, please dial 888-632-8973 (domestic) or 201-499-0429 (international).  At the system prompt, enter the code 20584409 followed by the # sign. Playback will automatically begin.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  To find out more about how you can work with Inuvo, please visit www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission.

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash	$1,914,997	$118,561
Restricted cash	478,374	140,493
Accounts receivable, net	3,247,671	4,500,894
Other current assets	408,526	523,839
Current assets of discontinued operations	50,000	50,000
Total current assets	6,099,568	5,333,787
Property and equipment, net	2,189,168	2,749,098
Goodwill	3,351,405	3,351,405
Intangible assets	2,696,947	2,511,918
Other assets	3,235	79,324
Total assets	$14,340,323	$14,025,532

Liabilities and stockholders’ equity
Current liabilities:
Term and credit notes payable – current portion	$1,009,100	$1,850,000
Accounts payable	4,483,571	5,479,796
Deferred revenue	18,083	19,921
Accrued expenses and other current liabilities	1,746,996	1,599,625
Current liabilities of discontinued operations	250,000	712,024
Total current liabilities	7,507,750	9,661,366

Term and credit notes payable – long-term	2,225,000	-
Other long-term liabilities	321,230	356,509
Long-term liabilities of discontinued operations	50,000	-
Total liabilities	10,103,980	10,017,875

Total stockholders’ equity	4,236,343	4,007,657
Total liabilities and stockholders’ equity	$14,340,323	$14,025,532

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	$9,213,037	$11,365,874	$21,006,530	$20,704,080
Cost of revenue	5,098,813	7,166,744	11,470,277	12,944,706
Gross profit	4,114,224	4,199,130	9,536,253	7,759,374
Operating expenses:
Search costs	2,296,595	861,112	4,790,073	1,354,283
Compensation and telemarketing	2,336,656	2,453,286	5,011,430	5,283,063
Selling, general and administrative	1,097,888	1,879,020	2,530,558	3,922,321
Total operating expenses	5,731,139	5,193,418	12,332,061	10,559,667
Operating loss	(1,616,915)	(994,288)	(2,795,808)	(2,800,293)
Interest and other expenses, net	(214,345)	(150,509)	(685,814)	(310,765)
Loss from continuing operations before taxes	(1,831,260)	(1,144,797)	(3,481,622)	(3,111,058)
Income tax expense	-	(795)	-	(882)
Net loss from continuing operations	(1,831,260)	(1,145,592)	(3,481,622)	(3,111,940)
Net income from discontinued operations	-	84,940	257,136	1,020,053
Net loss	$(1,831,260)	$(1,060,652)	$(3,224,486)	$(2,091,887)

Per common share data:
Basic and diluted:
Net loss from continuing operations	$(0.21)	$(0.14)	$(0.40)	$(0.37)
Net income from discontinued operations	-	0.01	0.03	0.12
Net loss	$(0.21)	$(0.13)	$(0.37)	$(0.25)

Weighted average shares (Basic and diluted)	8,805,132	8,459,706	8,681,150	8,451,791

By Segment: (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue:
Performance marketing	$5,877,362	$8,553,391	$13,374,678	$15,387,072
Web properties	3,335,675	2,812,483	7,631,852	5,317,008
Total	$9,213,037	$11,365,874	$21,006,530	$20,704,080

Gross profit:
Performance marketing	$1,440,216	$1,984,243	$3,188,785	$3,644,577
Web properties	2,674,008	2,214,887	6,347,468	4,114,797
Total	$4,114,224	$4,199,130	$9,536,253	$7,759,374

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss from continuing operations	$(1,831,260)	$(1,145,592)	$(3,481,622)	$(3,111,940)
Interest expense, net	113,600	150,509	210,560	310,765
Income tax expense	-	795	-	882
Depreciation	390,777	469,299	805,312	935,823
Amortization	628,646	784,060	1,358,218	1,668,108
Stock based payments	365,227	237,777	976,511	333,360
Adjusted EBITDA	$(333,010)	$496,848	$(131,021)	$136,998

One-time charges	$440,745	-	$815,545	-

Adjusted EBITDA net of one-time charges	$107,735	$496,848	$684,524	$136,998
By Segment:

Performance marketing	$830,247	$1,477,689	$1,844,290	$2,593,571
Web properties	582,227	798,034	(236,024)	1,406,434
Corporate	(581,030)	(1,778,875)	(1,739,287)	(3,863,007)

Adjusted EBITDA	$(333,010)	$496,848	$(131,021)	$136,998

One-time charges	$440,745	-	$815,545	-

Adjusted EBITDA net of one-time charges	$107,735	$496,848	$684,524	$136,998

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance.  We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, and (iv) stock based payments.  These further adjustments are itemized above.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Contact

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com

Investor Relations

Alliance Advisors, LLC.
Thomas Walsh
212-398-3486
twalsh@allianceadvisors.net